Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT and an ancillary agreement to be effective simultaneously herewith entitled "Confidentiality, Non-Competition and Non-Solicitation Agreement” (the "Confidentiality Agreement"), a copy of which is attached hereto as Attachment A, and incorporated herein by reference for all purposes, (this agreement and the Confidentiality Agreement being hereinafter collectively referred to as "this Agreement") is entered into effective as of December 1, 2013 (the "Effective Date"), by and between Powell Industries, Inc. and its affiliates (the "Company") and Neil Dial ("Executive").

WHEREAS, the Company desires to employ Executive as Chief Operating Officer of the Company from and after the Effective Date until such date as his employment shall end pursuant to the terms and conditions contained herein; and

WHEREAS, Executive desires to be employed with the Company in such position pursuant to the terms and conditions contained herein;

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

I.EMPLOYMENT TERM.

The term of this Agreement shall commence on the Effective Date and expire at the earlier of:

a. The last day of the month in which the Executive reaches age 65, in which case, unless the parties agree otherwise, Executive’s employment shall continue at will and shall be terminable by either party, for any reason, in which event the executive shall be entitled to the severance benefits provided for under Section V.B; or

b. The date Executive’s employment terminates subject to the provisions of this Agreement regarding termination, resignation or retirement.

Executive and the Company acknowledge that the employment relationship provided herein may be terminated at any time, upon written notice to the other party for any reason, at the option of either  the Company or Executive.  However, as provided in this Agreement, Executive may be entitled to certain severance benefits depending upon the circumstances of Executive's termination of employment.  The period Executive is employed by the Company under this Agreement is referred to herein as the "Employment Term."

II.CERTAIN DEFINITIONS

A. “Accrued Rights” shall mean:

1. Executive's earned, but unpaid compensation, to include base salary, vehicle allowance, short term incentive and long term incentive compensation through the date of termination;

2. Reimbursement, within sixty (60) days following submission by Executive to the Company of appropriate supporting documentation, for any unreimbursed reasonable business expenses properly incurred by Executive in the performance of Executive's duties in accordance with the Company's expense reimbursement policy prior to the date of Executive's termination, provided claims for such reimbursement (accompanied by appropriate supporting documentation) are submitted to the Company within ninety (90) days following the date such expenses were incurred and within thirty (30) days following Executive's termination; and

3. Such Employee Benefits, if any, as to which Executive may be entitled under the terms of the employee benefit plans of the Company in effect as of the Effective Date and those coming into effect thereafter.

B. "Cause" shall mean:

1. Executive's conviction of (or plea of nolo contendere to) a felony;

2. Executive's dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company;

3. Executive's willful violation of the Company's Business Code of Conduct and Business Ethics and/or any other of the Company's employment, personnel, safety or other policies as now exist or as may hereafter be amended;

4. Executive's having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company's attorney or outside auditor) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, or any regulatory authority having jurisdiction over the Company’s securities for any securities law violation involving fraud, including, without limitation, any such order consented to by Executive in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied;

5. Executive's willful and continued failure to devote substantially all of his business time to the Company's business affairs (excluding failures due to illness, incapacity, vacations, incidental civic activities and incidental personal time); or

6. Executive's unauthorized disclosure of confidential information of the Company that is materially injurious to the Company.

Notwithstanding the above, however, and except with regard to the events described in subparagraph (1) above, Cause shall not exist with respect to any matter unless the Company gives the Executive written notice of such matter within ninety (90) days of the date the Company knew of its occurrence.  Such notice shall specify with reasonable particularity the acts, events or conditions which are claimed to constitute Cause.  If the Company fails to give such notice timely, the Company shall be deemed to have waived its right to terminate Executive for Cause with respect to such matter.

Upon receipt of the notice described above, Executive shall have thirty (30) days to (i) cure or correct the acts, event or conditions specified in the notice, (ii) commence Executive's best efforts to cure or correct the event constituting such and continue such efforts until the act, event or condition is cured; or (iii) if applicable, provide the Company with written evidence or documentation that the acts or events claimed to constitute Cause did not occur, or were not performed or omitted by Executive, or otherwise do not constitute Cause as described in this Agreement.

For purposes of this definition, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

C. "Change of Control" shall mean any of the following:

1. any "person" (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), (other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company), acquires "beneficial ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities; provided, however, that if the Company engages in a merger or consolidation in which the Company or surviving entity in such merger or consolidation becomes a subsidiary of another entity, then references to the Company's then outstanding securities shall be deemed to refer to the outstanding securities of such parent entity;

2. a change in the composition of the Board, as a result of which fewer than a majority of the directors are Incumbent Directors.  "Incumbent Directors" shall mean directors who either (i) are directors of the Company as of the Effective Date, or (ii) are elected, or nominated for election, to the Board with the affirmative votes of at least two-thirds of the Incumbent Directors at the time of such election or nomination, but Incumbent Director shall not include an individual whose election or nomination occurs as a result of either (1) an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or (2) an actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board of Directors of the Company;

3. the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity (or if the surviving entity is or shall become a subsidiary of another entity, then such parent entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity or parent entity, as the case may be)

outstanding immediately after such merger or consolidation;

4. the stockholders of the Company approve a plan of complete liquidation of the Company; or

5. the sale or disposition (other than a pledge or similar encumbrance) by the Company of all or substantially all of the assets of the Company other than to a subsidiary or subsidiaries of the Company.

D. "Date of Termination" shall mean the date the Notice of Termination is given unless such Notice of Termination is by Executive in which event the Date of Termination shall not be less than 30 days following the date the Notice of Termination is given.  Further, a Notice of Termination given by Executive due to a Good Reason event that is corrected by the Company before the Date of Termination shall be void.

E. "Disability" shall mean that Executive: (i) is unable to perform the essential functions of Executive's job title and duties by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, provided that Executive or his representative has provided the Company with certification of such disability from a licensed physician or other medical services provider acceptable to the Company in its sole discretion; (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan or disability insurance policy covering employees of the Company; or (iii) is determined by the Social Security Administration to be disabled.

F. "Good Reason" shall mean:

1. a material reduction in Executive's authority, duties or responsibilities or the assignment to Executive of duties or responsibilities inconsistent in any material respect from those of Executive in effect immediately prior to the change;

2. a material reduction of Executive's compensation and benefits, including, without limitation, annual base salary, targeted short-term incentive compensation, targeted long-term incentive compensation, and equity incentive opportunities, from those in effect immediately prior to the change;

3. the Company fails to obtain a written agreement from any successor or assigns of the Company to assume and perform this Agreement as provided in Section VI.I hereof;

4. the Company requires Executive, without Executive's consent, to be based at any office located more than 50 miles from the Company's offices to which Executive was based immediately prior to the Change of Control, except for travel reasonably required in the performance of Executive's duties; or

5. the Company's breach of a material term of this Agreement.

Notwithstanding the above, however, Good Reason shall not exist with respect to any matter unless the Executive gives the Company written notice of such matter within ninety (90) days of the date the Executive knew or reasonably should have known of its occurrence.  Such notice shall specify with reasonable particularity, the acts, events or conditions which are claimed to constitute Good Reason.  If the Executive fails to give such notice timely, the Executive shall be deemed to have waived Executive's right to resign for Good Reason with respect to such matter.

Upon receipt of the notice described above, the Company shall have sixty (60) days to (i) cure or correct the acts, event or conditions specified in the notice, (ii) commence the Company's best efforts to cure or correct the event constituting such and continue such efforts until the act, event or condition is cured; or (iii) if applicable, provide the Executive with written evidence or documentation that the acts or events claimed to constitute Good Reason did not occur, or otherwise do not constitute Good Reason as described in this Agreement.

For purposes of this Agreement, "Good Reason" shall be construed to refer to Executive's positions, duties, and responsibilities in the position or positions in which Executive was serving at the time immediately before any event as described in subparagraphs (1) through (5) above, which shall not include titles or positions with subsidiaries and affiliates of the Company that are held primarily for administrative convenience.

"Good Reason" shall also include any of the foregoing acts or omissions by a successor in interest to the Company  as referenced in Sections II.C(3), (4) or (5) above.

G. "Notice of Termination" shall mean a written notice delivered to the other party indicating the specific termination provision in this Agreement relied upon for termination of Executive's employment which shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated.  For the purpose, termination of Executive's employment shall be interpreted consistent with the meaning of the term "Separation from Service" in Section 409A(a)(2)(A)(i) of the Internal Revenue Code of 1986, as amended (the "Code") and applicable regulation authority.

H. "Poor Performance" shall mean Executive’s willful and continued failure to perform substantially the duties of Executive’s position after a written demand for substantial performance is delivered to him which specifically identifies the nature of such unacceptable performance, and which is not cured by Executive within a reasonable period, not to exceed sixty (60) days.  For purposes of the definition in of “Poor Performance” as used herein, no act, or failure to act, on Executive's part shall be deemed "willful" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive's action or omission was in the best interest of the Company.

I. "Protected Period" shall mean the 24-month period beginning on the effective date of a Change of Control.

J. "Retirement" shall mean Executive has reached 62 years of age ("normal retirement") or age 60 with at least five (5) years of active service ("early retirement"); provided, however that Executive cannot be required to retire and must consent in writing to any Retirement.

K. "Severance Period" shall mean the time period during which the Executive receives salary continuation benefits following a termination of employment by the Company for Poor Performance as described in Section V.C Without Cause or Resignation by Executive for Good Reason either prior to a Change in Control as described Section V.D or after a Change in Control as described in Section V.E.

L. "Targeted STIC" shall mean the targeted value of Executive's annual Short Term Incentive Compensation opportunity for the year in which the Date of Termination occurs, or the target value in place prior to a material reduction in compensation,  or the fiscal year immediately preceding a Change of Control whichever is a greater amount.

M. "Targeted LTIC" shall mean the targeted value of Executive's annual Long Term Incentive Compensation opportunity for the year in which the Date of Termination occurs, or the target value in place prior to a material reduction in compensation, or the fiscal year immediately preceding a Change of Control, whichever is a greater amount.

N. "Termination Base Salary" shall be the greater of, the Executive's base salary at the rate in effect at the time the Notice of Termination, or the Executive's base salary  in place prior to a material reduction in compensation, or the Executive's base salary in effect immediately prior to a Change of Control.

III.POSITION.

A. During the Employment Term, Executive shall serve as the Company's Senior Vice President and Chief Operating Officer.  In such position, Executive shall report to President & Chief Executive Officer,or as directed by the Board of Directors of the Company, and shall have the authority, responsibilities, and duties reasonably accorded to, expected of and consistent with Executive's position, as may be assigned to Executive.  The Executive's principal place of employment shall be the principal offices of the Company currently located in Houston; provided, however, that Executive understands and agrees that Executive will be required to travel from time to time for business reasons.

B. During the Employment Term, Executive shall devote his full business time, attention and efforts to the performance of Executive's duties hereunder and will not engage in any other activity (for compensation or otherwise without written notice to, and the written consent of the Board of Directors of the Company (the "Board")) which, in the good faith opinion of the Board, could, either individually or in the aggregate, reasonably be expected to conflict or interfere with or otherwise adversely affect the rendition of such performance either directly or indirectly.  The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require Executive's services in the operation or affairs of the companies or businesses in which such investments are made nor violate the terms of this Agreement or otherwise conflict or interfere with Executive's responsibilities to the Company; provided, however, that Executive agrees he will not join any boards (other than community and civic boards which do not interfere with his duties to the Company) without the prior written approval of the Board.

IV.COMPENSATION.

A. Base Salary.  The Company shall pay Executive a base salary at the annual rate of $300,000 payable in accordance with the Company's payroll practices for similarly situated executives (the "Base Salary").  Executive's Base Salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board (the "Compensation Committee").

B. Short Term Incentive Compensation Award.  For each fiscal year ("Fiscal Year") of the Company during the Employment Term, Executive shall be given the opportunity to earn annual Short Term Incentive Compensation Award (the "STIC Award").  Executive's annual Short Term Incentive Compensation opportunity for each Fiscal Year ending during the Employment Term shall be set by the Compensation Committee, in its sole discretion.  The actual STIC Award payable to Executive with respect to a Fiscal Year shall be dependent upon the achievement of performance objectives established by the Compensation Committee for such Fiscal Year and may be greater or less than the Short Term Incentive Compensation opportunity depending on performance objective results.  The Compensation Committee shall also have the sole right to determine whether Executive may be entitled to a discretionary bonus at any time and to determine the criteria to be considered in making such decision.  Except as otherwise provided in this Agreement, the payment of STIC Award shall be at the same time as Short Term Incentive Compensation Awards are paid to other similar executives of the Company.

C. Long Term Incentive Compensation Award.  During the Employment Term, Executive shall be shall be given the opportunity to earn annual Long Term Incentive Compensation Award (the "Target LTIC Award") under the Company's Equity Incentive Plan (the "Equity Plan"), as modified, amended or replaced from time to time.  Executive's annual Targeted Long Term Incentive Compensation Award for each Fiscal Year during the Employment Term shall be set by the Compensation Committee, in its sole discretion.  The actual LTIC Award payable to Executive with respect to a Fiscal Year shall be dependent upon the achievement of performance objectives established by the Compensation Committee for such Fiscal Year and may be greater or less than the Target Long Term Incentive Compensation opportunity depending on performance objective results.  Except as otherwise provided in this Agreement, the payment of LTIC Award shall be at the same time as Long Term Incentive Compensation Awards are paid to other similar executives of the Company.

D. Employee Benefits.  During the Employment Term, Executive shall be eligible to participate in the Company's employee benefit plans as in effect from time to time (collectively, "Employee Benefits") on the same basis as such employee benefit plans are generally made available to other comparable executives of the Company.

E. Vacation.  Executive shall be entitled to four (4) weeks of annual vacation leave for each Fiscal Year during which Executive is employed (prorated for Executive's initial year, if not a full year).  Such leave shall be administered in accordance with the Company's vacation policy.

F. Automobile Allowance.  During the Employment Term, Executive shall be entitled to an automobile allowance of $2,000 per month paid in accordance with the Company's normal payroll practices.

G. Business Expenses.  During the Employment Term, reasonable business expenses incurred by Executive in the performance of Executive's duties hereunder shall be reimbursed by the Company in accordance with the Company's expense reimbursement policy.

V.TERMINATION OF EMPLOYMENT.

Executive shall not have a "termination of employment" for purposes of this Agreement unless such termination constitutes a "separation from service" for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, and the applicable Treasury Regulations thereunder (the "Code").  Notwithstanding any other provision of this Agreement, the provisions of this Section V shall exclusively govern Executive's rights upon termination of employment with the Company and its affiliates.

A. By the Company for Cause or Resignation by Executive Without Good Reason.

1. The Employment Term and Executive's employment hereunder may be terminated by the Company for Cause or by Executive's resignation without Good Reason.

2. If Executive's employment is terminated by the Company for Cause, or if Executive resigns without Good Reason, then, subject to the further terms of this Agreement, Executive shall be entitled to receive:

a. The Accrued Rights (refer to Section II.A)

B. Retirement, Disability or Death.

1. The Employment Term and Executive's employment hereunder shall terminate upon Executive's Retirement, Disability or Death; provided, however, that if Executive retires under circumstances that would constitute "Good Reason", Executive shall be deemed to have terminated for "Good Reason" and be entitled to the applicable rights and benefits provided in this Agreement.

2. Upon termination of Executive's employment hereunder for either Retirement, Disability or Death, then Executive or Executive's estate (as the case may be) shall be entitled to receive the following:

a. The Accrued Rights (refer to Section II.A); and

b. A prorated portion of the Targeted STIC for the current Fiscal Year, prorated based on the percentage of the current Fiscal Year that shall have elapsed through the date of termination; and

c. With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall immediately vest; and

d. In the event of termination for Disability or Death, an amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) twelve (12) months or (ii) until such COBRA coverage for Executive terminates.

C. By the Company for Poor Performance.

1. The Employment Term and Executive's employment hereunder may be terminated by the Company for Poor Performance.

2. If Executive's Employment is terminated by the Company for Poor Performance then Executive shall be entitled to receive from the Company the following:

a. The Accrued Rights (refer to Section II.A);

b. Continued payment of Executive’s Termination Base Salary for twelve (12) months (the "Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;

c. With respect to any outstanding unvested equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding unvested awards shall be forfeited; and

d. An amount, paid on the first business day of each month equal to one hundred percent (100%) of the applicable COBRA premium under the Company's group health plan, continued for the lesser of (1) twelve (12) months from the date of termination of Executive's employment; or (2) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer.

D. By the Company Without Cause and not for Poor Performance or Resignation by Executive for Good Reason Prior to a Change in Control.

1. The Employment Term and Executive's employment hereunder may be terminated by the Company without Cause or by Executive's resignation for Good Reason.

2. If Executive's employment is terminated by the Company without Cause (and other than by reason of Executive's death or Disability) or if Executive resigns for Good Reason, then Executive shall be entitled to receive from the Company the following:

a. The Accrued Rights (refer to Section II.A);

b. Continued payment of Executive's Termination Base Salary for twelve (12) months (the "Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;

c. An amount equal to one (1) times the Target Short Term Incentive Compensation of Executive for the Fiscal Year in which Executive's employment terminates, which amount shall be payable in one (1) installment due six (6) months after the date of Executive's termination of employment;

d. With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall immediately vest.

e. An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) eighteen (18) months from the date of termination of Executive's employment or (ii) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer;

f. Outplacement services for twelve (12) months from the termination date or until Executive obtains substantially comparable employment (as determined by the Company), whichever is shorter.  Such outplacement services shall be commensurate with Executive's position and reasonable in amount, but not to exceed $25,000; and

g. Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the IRS Code), and the payments and benefits provided for in this Section V.D of this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be either (a) reduced (but not below zero) so that the present value of such total amounts and benefits received by Executive from the Company and/or such person(s) will be $1.00 less than three (3) times Executive's "base amount" (as defined in Section 280G(b)(3) of the Code) and so that no portion of such amounts and benefits received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better "net after-tax position" to Executive (taking into account any applicable excise tax under Section 4999 of the Code and any other applicable taxes).  The reduction of payments and benefits hereunder, if applicable, shall be made by reducing, first, payments or benefits to be paid in cash hereunder in the order in which such payment or benefit would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time) and, then, reducing any benefit to be provided in-kind hereunder in a similar order.  The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.  If a reduced payment or benefit is made or provided and through error or otherwise that payment or benefit, when aggregated with other payments and benefits from the Company (or its affiliates) used in determining if a "parachute payment" exists, exceeds $1.00 less than three (3) times Executive's base amount, then Executive shall immediately repay such excess to the Company upon notification that an overpayment has been made.  Nothing in this paragraph shall require the Company to be responsible for, or have any liability or obligation with respect to, Executive's excise tax liabilities under Section 4999 of the Code.

E. By the Company Without Cause and Not for Poor Performance or Resignation by Executive for Good Reason During the Protected Period Following a Change in Control.

1. Upon the effective date of a Change in Control during the Employment Term, all of Executive's unvested incentive, performance and equity-based awards (including, but not limited to, any unvested options, restricted stock, performance, and phantom share units under the Company's equity incentive plan or any other equity plan subsequently adopted by the Company) granted to Executive after the Effective Date shall vest in full.

2. If Executive's employment is terminated by the Company without Cause (and other than by reason of Poor Performance or Executive's death or Disability) or if Executive resigns for Good Reason during the Protected Period immediately following a Change in Control, then Executive shall be entitled to receive from the Company (in lieu of any other severance payments or benefits under this Agreement), the following:

a. The Accrued Rights (refer to Section II.A);

b. Continued payment of Executive's Termination Base Salary for twenty-four (24) months ("Severance Period") following the date of such termination, payable in accordance with the Company's normal payroll practices as in effect on the date of termination;

c. An amount equal to two (2) times the Targeted Short Term Incentive Compensation of Executive for the Fiscal Year in which Executive's employment terminates; which amount shall be payable in one  (1) installment due six (6) months after the date of Executive's termination of employment;

d. With respect to any outstanding equity-based awards, whether "time-based" or "performance-based" vesting (including, but not limited to, any unvested options, restricted stock, restricted stock units, and performance share units) such outstanding awards shall immediately vest.

e. An amount, paid on the first business day of each month, equal to 100% of the applicable monthly COBRA premium under the Company's group health plan, continued for the lesser of (i) eighteen (18)  months from the date of termination of Executive's employment or (ii) the date on which Executive qualifies for health insurance as a result of employment by or association with a subsequent employer;

f. Outplacement services for twelve (12) months from Executive's termination date or until Executive obtains substantially comparable employment (as determined by the Company), whichever is shorter.  Such outplacement services shall be commensurate with Executive's position and reasonable in amount, but not to exceed $25,000; and

g. Notwithstanding anything in this Agreement to the contrary, if Executive is a "disqualified individual" (as defined in Section 280G(c) of the IRS Code), and the payments and benefits provided for in this Section V.E of this Agreement, together with any other payments and benefits which Executive has the right to receive from the Company or any other person, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then the payments and benefits provided for in this Agreement shall be treated in accordance with Section V.D(2)(g) of this Agreement.

F. Notice of Termination.  Any purported termination of employment by the Company or by Executive (other than due to Executive's death) shall be communicated by written Notice of Termination to the other party hereto in accordance with the notice provisions hereof.  With respect to any termination of employment by Executive, such notice of termination shall be communicated to the Company at least thirty (30) days prior to such termination.

G. Officer/Board Resignation.  Upon termination of Executive's employment for any reason, Executive shall be deemed hereby to have resigned, effective as of the date of such termination and to the extent applicable, from the Board (and any committees thereof) and as an officer of the Company and the board of directors (and any committees thereof) and as an officer of any and all of the Company's affiliates.  As a condition to receipt of the severance benefits described herein, Executive agrees to provide written confirmation of such resignations to the Company.

H. Waiver and Release.  Notwithstanding any other provisions of this Agreement to the contrary, unless expressly waived, in writing, by the Compensation Committee of the Board, in its sole discretion, the Company shall not make or provide, and Executive shall not be entitled to receive, any severance payments or benefits provided under this Agreement, other than the Accrued Rights, unless (i) within fifty (50) days from the date on which Executive's employment is terminated, Executive (or his estate) executes and delivers to the Company a general release (which shall be provided by the Company not later than five (5) days from the date on which Executive's employment is terminated and be substantially in the form attached hereto as Attachment B, whereby Executive (or his estate or legally appointed personal representative) releases the Company (and affiliates of the Company and other designated persons) from all employment based or related claims of Executive and all obligations of the Company to Executive other than with respect to (x) the Company's obligations to make and provide the severance payments and benefits as provided in this Agreement and (y) any vested benefits to which Executive is entitled under the terms of any Company benefit or equity plan, and (ii) Executive does not revoke such release within any applicable revocation period following Executive's delivery of the executed release to the Company.  If the requirements of this Section are satisfied, then the severance payments and benefits which Executive is otherwise entitled to receive under this Agreement shall begin or be made, as applicable, without interest, on the later of (i) the sixtieth (60th) day following the date on which Executive's employment was terminated or (ii) on the tenth (10th) business day after expiration of Executive's right to revoke the release described in this section, provided that Executive does not revoke such release.  If the requirements of this Section are not satisfied by Executive (or his estate or legally appointed personal representative), then no severance payments or benefits, other than the Accrued Rights, shall be due Executive (or his estate) pursuant to this Agreement.

I. Compliance with IRC Section 409A.

1. Notwithstanding anything in this Agreement to the contrary, if, at the time of Executive's termination of employment with the Company and its affiliates, Executive is a "specified employee," as defined in Section 409A of the Code, and the deferral of the commencement of any payments or benefits otherwise payable hereunder as a result of such termination of employment is necessary in order to avoid the additional tax under Section 409A of the Code, then the Company will defer the payment or the commencement of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Executive) until the date that is six months following Executive's termination of employment with the Company (or the earliest date as is permitted under Section 409A of the Code).  Any payment amounts deferred pursuant to this Section will be accumulated and paid to Executive (without interest) in a lump sum and the balance of any remaining payments due Executive will be paid monthly or at such times as otherwise provided herein.

2. Any reimbursement of any costs and expenses by the Company to Executive under this Agreement shall be made by the Company in no event later than the close of Executive's taxable year following the taxable year in which the cost or expense is incurred by Executive.  The expenses incurred by Executive in any calendar year that are eligible for reimbursement under this Agreement shall not affect the expenses incurred by Executive in any other calendar year that are eligible for reimbursement hereunder and Executive's right to receive any reimbursement hereunder shall not be subject to liquidation or exchange for any other benefit.

3. Each payment that Executive may receive under this Agreement shall be treated as a "separate payment" for purposes of Section 409A of the Code.

4. Except as provided in V.I.1, and notwithstanding anything in this Agreement to the contrary, the payment of an Annual Bonus, Performance Award, cash incentive award or equity-based award due thereunder shall be paid in all events within 2½ months after the end of the year in which such award (or prorated part) first becomes "vested," within the meaning of Section 409A of the Code.

5. To the extent that Section 409A of the Code applies to any terms or conditions of this Agreement, such terms and conditions shall be interpreted in a manner that is consistent with Section 409A of the Code.

VI.MISCELLANEOUS.

A. Agreement Ancillary to Other Agreements.  This Agreement is ancillary to and part of other agreements between the Company and  Executive including, the Confidentiality Agreement attached hereto and made a part hereof as Attachment A and the Company's agreements to: (i) disclose, and to continue to disclose its Confidential Information and Trade Secrets to Executive; (ii) provide initial and continued training, education and development to Executive; (iii)  provide Executive with Confidential Information and Trade Secrets about, and the opportunity to develop relationships with, Company's employees, Customers and Suppliers, and employees and agents of its Customers and Suppliers.

B. Governing Law/Venue.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to conflict of laws principles thereof.  Each party to this Agreement hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts in Houston, Texas, for the purposes of any proceeding arising out of or based upon this Agreement.

C. Arbitration.  Any dispute, claim or controversy arising out of or relating to this Agreement or the breach, termination, enforcement, interpretation or validity thereof shall be determined by arbitration in Houston, Harris County, Texas before one arbitrator.  The arbitration shall be administered by the American Arbitration Association pursuant to its rules for the resolution of employment disputes, and the following provisions:

1. Unless otherwise ordered by the arbitrator, limited discovery consisting of one (1) deposition of each party and each expert; not more than fifteen (15) requests for production of documents; and not more than ten (10) interrogatories.

2. Subject to applicable law, the arbitrator may award attorneys' fees and the costs of arbitration to the prevailing party.

3. Anything herein to the contrary notwithstanding, either party shall have the right to seek and obtain injunctive relief to prevent a threatened breach of this Agreement, including the Confidentiality Agreement.

D. Other Agreements.

1. The Confidentiality Agreement attached hereto as Attachment A is an integral part of this Agreement, and this Agreement shall not become effective unless and until Executive has executed both this Agreement and the Confidentiality Agreement.  A default under or breach of the Confidentiality Agreement shall constitute a breach of this Agreement.  In addition to any and all other remedies available to Company, in the event of a breach of or default under this Agreement, or in the event that the Company obtains any form of equitable relief, order or injunction, whether temporary or permanent, for the enforcement of any of the provisions of this Agreement or the Confidentiality Agreement, the Company shall be entitled to recover, and the Executive (or his estate) shall be obligated to repay and return to the Company, upon written demand therefore, an amount equal to all severance or other benefits paid to, or on behalf of, the Executive (or his estate) pursuant to the provisions of this Agreement (other than the Accrued Rights) on or  after the date of termination of Executive's employment.

2. In the event of a conflict between the rights and benefits granted by this Agreement, and those granted under any other incentive, stock option, stock grant or similar plan or agreement (with the exception of the "Executive Severance Protection Plan" referred to below), Executive shall be entitled to the rights and benefits described in this agreement.

E. Prior Agreements.  The terms of this Agreement, the Confidentiality Agreement referred to herein, and the letter of employment offer contain the entire understanding and agreement of the parties with respect to the employment of Executive by the Company and the termination of such employment.

F. No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party's rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

G. Severability.  In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

H. Assignment.  Neither this Agreement nor any of Executive's rights and duties hereunder, shall be assignable or delegable by Executive.  Any purported assignment or delegation by Executive in violation of the foregoing shall be null and void ab initio and of no force and effect.  This Agreement may be assigned by the Company to a person or entity which is an affiliate or a successor in interest to substantially all of the business operations of the Company.  Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such affiliate or successor person or entity.

I. Successor Agreement.  At, or simultaneously with, a Change of Control (as described in this Agreement), the Company will require any successor to all or substantially all of the business and/or assets of the Company (whether direct or indirect, and whether by purchase, merger, consolidation or otherwise) to expressly assume and agree, in writing, to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place.  Failure of the successor to so assume this Agreement shall constitute “Good Reason as defined in Section I.F of this Agreement.

J. Notices.  For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given on the earlier of (i) the date that such notice is delivered by hand or overnight courier or (ii) three (3) days after it has been mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth below in this Agreement, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

IF TO THE COMPANY:	Powell Industries, Inc.
Attention: Chief Executive Officer
8550 Mosley Road
Houston, Texas 77075

IF TO EXECUTIVE:	Neil Dial
582 Lakecrest Drive
El Dorado, CA 95762

K. Prior Employment.  The Company has employed Executive for Executive's general skills, management abilities and experience in the Company's Business (as defined in the Confidentiality Agreement referred to herein).  Executive acknowledges that Executive has been specifically instructed not to bring, disclose or use in any fashion any confidential information, trade secrets, proprietary information, data or technology, nor any confidential pricing information, belonging to any prior employer.  In no event is Executive authorized to use or disclose any such information to the Company or any of its employees.

L. Executive's Representations.  Executive hereby represents to the Company that (i) all confidential information, trade secrets or proprietary information, data or technology, belonging to any prior employer, including those that might have been contained on Executive's personal computer, cell phone or other electronic communications or storage device have been returned and/or deleted in accordance with any policy of or agreement with Executive's prior employer and (ii) the execution and delivery of this Agreement by Executive and the Company and the performance by Executive of Executive's duties hereunder shall not constitute a breach of, or otherwise contravene, the terms of any employment agreement or other agreement or policy to which Executive is a party or otherwise bound.

M. Reimbursement of Legal Expenses.  The Company shall reimburse Executive for reasonable and customary fees charged by Executive's attorney to provide legal counsel review and defense concerning this Agreement, not to exceed $7,500.

N. Cooperation.  Executive shall provide Executive's reasonable cooperation in connection with any action or proceeding (or any appeal from any action or proceeding) which relates to events occurring during Executive's employment hereunder.  Executive shall be entitled to reimbursement for reasonable and customary expenses incurred for purposes of cooperating in any action or proceeding pursuant to this Section.  This provision shall survive any termination of this Agreement.

O. Indemnification.  Executive shall be defended and indemnified by the Company against liability as an employee, officer and director of the Company and any subsidiary or affiliate of the Company to the maximum extent permitted by the Company's bylaws by applicable law or by any indemnity agreement heretofore or hereafter executed between the Company and Executive.  Executive's rights under this Section shall continue so long as Executive maybe subject to such liability, whether or not this Agreement may have terminated prior thereto.  The Company will insure Executive, for the duration of his employment with the Company and thereafter with respect to his acts and omissions occurring during such employment, under a contract of director and officer liability insurance to the same extent as such insurance insures members of the Board.

P. Withholding of Taxes.  The Company may withhold from any amounts or benefits payable under this Agreement all taxes it may be required to withhold pursuant to any applicable law or regulation.

Q. Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

R. Survival.  The provisions of this Agreement, together with the provisions of the Confidentiality, Non-Competition and Non-Solicitation Agreement, attached and part of this Agreement as Attachment A, shall each survive the termination of Executive's employment, regardless of how such termination is caused.

IN WITNESS WHEREOF, THE PARTIES HERETO HAVE DULY EXECUTED THIS EMPLOYMENT AGREEMENT EFFECTIVE FOR ALL PURPOSES AS OF THE EFFECTIVE DATE.

BY EXECUTIVE:

Neil Dial

Date:

BY POWELL INDUSTRIES, INC.:

Michael A. Lucas
President & Chief Executive Officer

Date:

ATTACHMENT A

CONFIDENTIALITY, NON-COMPETITION AND
NON-SOLICITATION AGREEMENT

This Confidentiality, Non-Competition and Non-Solicitation Agreement ("this Agreement") is entered into between Powell Industries, Inc., on behalf of itself, and any and all of its subsidiaries, affiliates or successors (all of whom are hereinafter collectively referred to as "Company") and Neil  Dial ("Executive") in connection with and ancillary to an Executive Employment Agreement (the "Employment Agreement") being entered into between the Company and Executive of even date herewith.

I.Nondisclosure of Confidential Information and Trade Secrets

A. Company's Agreements.  During the course of Executive's employment by the Company, the Company agrees:  (i) to provide Executive with specialized training and continuing training and development regarding its products, services, methods, systems and operations; (ii) to provide Executive with access to its Confidential Information and Trade Secrets (as defined herein); and (iii) to provide Executive with Confidential Information and Trade Secrets about, and the opportunity to develop close relationships with the Company's management personnel, employees, Customers (as defined herein), Suppliers (as defined herein) and the employees, agents and representatives of Customers and Suppliers.

B. Company's Business.  Company is engaged in the highly competitive business of the design, manufacture and packaging of equipment and systems for the distribution, control, generation and management of electrical and other power sources (all of which is hereinafter collectively referred to as the "Company's Business").  Executive acknowledges that because of the highly competitive nature of the Company's Business, the use and protection of the Company's Confidential Information and Trade Secrets as defined in this Agreement is critical to the Company's continued successful operation and business and is an essential element of this Agreement.

C. Definition of Confidential Information and Trade Secrets.  Confidential Information and Trade Secrets, as used in this Agreement, includes, but is not limited to, written, electronic, oral and visual information relating to:

1. Lists of, and all information about, each person or entity to which Company has sold, or made a proposal to sell any products, goods, services or equipment which comprise any part of the Company's Business (all of which are hereinafter collectively referred to as "Customers");

2. Lists of, and all information about, each person or entity from which the Company has acquired equipment, inventory, components, products or services used by the Company to design, manufacture, fabricate, sell or deliver any of the products or services which comprise the Company's Business (all of which are hereinafter collectively referred to as Supplier;

3. All Customer contact information, which includes information about the identity and location of individuals with decision-making authority and the particular preferences, needs or requirements of the Customer, or such individual, with respect to any of the products, goods, services or equipment which comprise any part of the Company's Business, and all information about the particular needs or requirements of Customers based on geographical, economic or other factors;

4. Financial information of any kind about Customers, including sales and purchase histories, trend information about the growth or shrinking of a particular Customer's needs, purchases or requirements; profit margins or markups, as well as all information about the costs and expenses which the Company incurs to provide products or services to its Customers;

5. The Company's procedures, forms, methods, and systems for marketing to Customers and potential customers including all of its Customer development techniques and procedures, including training and other internal manuals, forms and documents;

6. All Supplier contact information, which includes information about the identify and location of individuals with decision-making authority and the particular capabilities, capacities, expertise, prices and/or schedules of such Suppliers;

7. All of the Company's non-public business, expansion, marketing, development, financial or budgeting plans, strategies, forecasts or proposals;

8. All of the Company's pricing and hedging formulas, methodologies, practices and systems, including those based upon particular Customers, quantities, or  geographic, seasonal, economic or other factors, including all information about the price, terms, quantities or conditions of any products or services sold or furnished by the Company to its Customers;

9. Technical information about the Company, including designs, drawings, engineering and information regarding the configuration, assembly or contents of any of the Company's products or any of its hardware, equipment, tools, machinery or other manufacturing, fabrication or assembly devices or processes, or those of any of its Customers, consultants, vendors, suppliers, or any person or entity which provides manufacturing or fabrication services to the Company;

10. Any non-public financial information of any kind about the Company or its operations;

11. Information disclosed to the Company by third parties, concerning the Company's products, goods or services, bids or bidding processes, product or manufacturing specifications (except to the extent such information is publicly disclosed), contracts, procedures, or business practices;

12. Employee lists, phone numbers and addresses, pay rates, benefits and compensation packages, training programs and manuals, and other confidential information regarding the Company's personnel.

D. Confidential Information and Trade Secrets.  Company and Executive agree that Confidential Information and Trade Secrets includes current, updated and future data, information, reports, evaluations and analyses of Company, its financial performance and results, or its Executives, including their compensation, performance or evaluation, as well as correspondence, proposals, contracts and other communications with, or financial, sales or other information about the Company's Customers and Suppliers, and includes (i) those which are provided to Executive after the date hereof, (ii) those which Executive creates, in whole or in part; (iii) those to which or for which Executive provides input or information; and (iv) those which Executive uses for the purpose of performing Executive's duties for the Company or making decisions relating to the Company's Business, its Customers, Suppliers or employees.  Anything to the contrary not withstanding, however, Confidential Information and Trade Secrets shall not include (i) general industry knowledge acquired by Executive as a result of Executive's prior employment, (ii) non-confidential information acquired by Executive from any prior employment, (iii) contact information about Customers, Suppliers and others with whom Executive dealt prior to Executive's employment with the Company; and (iv) any other information generally available to the public.

E. Protection of Confidential Information and Trade Secrets.  During the term of Executive's employment and at all times thereafter, Executive will keep all Confidential Information and Trade Secrets in strict confidence and will not use or disclose any Confidential Information and Trade Secrets for any purpose other than the performance of Executive's duties for Company.  Executive will not use any Confidential Information and Trade Secrets for the gain or benefit of any person or entity other than the Company or for Executive's own personal gain or benefit.  Executive will not cause the transmission, removal or transport of Confidential Information and Trade Secrets from the Company's premises except in accordance with the Company's approved procedures and then only to the extent necessary to perform Executive's duties, while employed by the Company.  Executive will not provide any information about the Company's Executives to any competitor or recruiter.

II.Intellectual Property and Work Product.

A. If Executive creates, invents, designs, develops, contributes to or improves any Works, either alone or with third parties, at any time during Executive's employment by the Company and within the scope of such employment and/or with the use of any the Company resources ("Company Works"), Executive shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company.

B. Executive agrees to keep and maintain adequate and current written records (in the form of notes, sketches, drawings, and any other form or media requested by the Company) of all Company Works.  The records will be available to and remain the sole property and intellectual property of the Company at all times.

C. During the Employment Term, Executive shall take all requested actions and execute all requested documents (including any licenses or assignments required by a government contract) at the Company's expense (but without further remuneration) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting or registering any of the Company's rights in the Prior Works and Company Works.  If the Company is unable for any other reason to secure Executive's signature on any document for this purpose, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney in fact, to act for and in Executive's behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

D. Executive shall not improperly use for the benefit of, bring to any premises of, divulge, disclose, communicate, reveal, transfer or provide access to, or share with the Company any confidential, proprietary or non-public information or intellectual property relating to a former employer or other third party without the prior written permission of such third party.  Executive hereby indemnifies, holds harmless and agrees to defend the Company and its officers, directors, partners, employees, agents and representatives from any breach of the foregoing covenant.  Executive shall comply with all relevant policies and guidelines of the Company, including regarding the protection of confidential information and intellectual property and potential conflicts of interest.  Executive acknowledges that the Company may amend any such policies and guidelines from time to time, and that Executive remains at all times bound by their most current version.

III.Non-Competition and Non-Solicitation of Customers

A. Non-Competition.

1. So long as Executive is employed by the Company or one of its affiliates, and for the greater of (i) one year from the date of the termination of Executive's employment or (ii) the "Severance Period" as defined in Section II-I of the Executive's Employment Agreement (collectively the "Restricted Period"), Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise whatsoever ("Person"), directly or indirectly:

(a)	call upon, communicate with, solicit or assist in soliciting any Customer or Supplier, or any agent or employer of either, using any Confidential Information and Trade Secrets in any way;

(b)

participate in, work on or otherwise be involved in or with any project, contract, proposal, work, sale, bid or other undertaking (collectively "Project"), if Executive worked on, participated in, was involved, or communicated with other employees of the Company, Customers, Suppliers or other third parties, with regard to any such Project during the six (6) months prior to the date of the termination of Executive's employment.

B. Non-Solicitation.

1. During the Restricted Period, Executive will not, whether on Executive's own behalf or on behalf of or in conjunction with any Person, directly or indirectly:

(a)	solicit or encourage any employee of the Company or its affiliates to leave the employment of the Company or its affiliates; or

(b)

hire any employee who was employed by the Company or its affiliates as of the date of Executive's termination of employment with the Company or who left the employment of the Company or its affiliates coincident with, or within one year prior to or after, the termination of Executive's employment with the Company.

2. During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the Company or its affiliates any consultant then under contract with the Company or its affiliates.

3. It is expressly understood and agreed that although Executive and the Company consider the restrictions contained in this Section 3 to be reasonable, if a final judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction against Executive, the provisions of this Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable.  Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

IV.Company Property

Executive also agrees that all (i) correspondence, proposals, notes, reports, memoranda, records and files; (ii) plans, specifications, drawings, blueprints, and designs; (iii), training, service or other manuals; (iv) Customer or personnel lists or files, including mailing or contact lists; (v) computer software, programs, disks or files; (vi) tools, materials or equipment; (vii) photographs, photostats, negatives, undeveloped film; (viii) tape or electronic recordings (ix) information contained on any electronic storage or communications device used by Executive during Executive's employment with the Company, including those furnished by the Company and those owned by Executive, and (x) any other documents or programs, whether compiled by Executive or other Executives of the Company, or its contractors, vendors or consultants, and those which were made available to Executive while employed at the Company, which contain any Confidential Information and Trade Secrets or concern or describe any part of the Company's Business, Executive's employment or the Company's or Executive's dealings, transactions or communications with any Customers (all of which is hereinafter collectively referred to as Company Information), are and shall remain the sole and exclusive property of the Company.  Executive agrees that this includes any Company Information contained on or within any personal computer, blackberry, cell phone, iPad, or any other telephonic or electronic communication or data storage device, including those owned by Executive which were used during Executive's employment with the Company (all of which are hereinafter collectively called Electronic Devices).  At any time upon the Company's request, and without request upon termination of Executive's employment, however such termination is caused, Executive will deliver to the Company any files, records, notes or other documents which were used during Executive's employment with the Company or which contain any Company Information.  Executive will not keep in Executive's possession nor disclose nor deliver to anyone else any Company Information whether in electronic, paper or any other format.

V.Rights and Remedies Upon Breach

A. If Executive breaches any of the provisions of this Agreement, the Company will have all of the following rights and remedies, each of which shall be independent of the other and severally enforceable, and all of which shall be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity:  (i) to have this Agreement specifically enforced by any court of competent jurisdiction; (ii) to seek and obtain injunctive or other equitable relief of any kind, Executive hereby acknowledging and agreeing that any such breach or threatened breach will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy to the Company; (iii) to require Executive to account for and pay over to the Company all compensation, profits, monies, or other benefits derived or received by Executive as a result of any act or transaction constituting a breach of this Agreement.

B. Executive agrees and stipulates that in any action or claim brought by Executive or in any action or claim brought against Executive involving the provisions of this Agreement, Executive hereby expressly waives any claim or defense that the non-competition, non-solicitation and non-disclosure covenants contained in this Agreement are unenforceable, void or voidable, for any reason, including, but not limited to, fraud, misrepresentation, illegality, failure of consideration, illusory contract, mistake, or any other legal defense as to the validity or enforceability of this Agreement.

C. In addition to any and all other remedies available to Company, in the event of a breach of or default under this Agreement, or in the event that the Company obtains a judgment, which becomes final after the expiration of time for all appeals, that Executive has violated any of the provisions of Section II or Section III of this Attachment A, the Company shall be entitled to recover, and the Executive (or his estate) shall be obligated to repay and return to the Company, upon written demand therefore, an amount equal to all severance or other benefits paid to, or on behalf of, the Executive (or his estate) pursuant to the provisions of the Employment Agreement  (other than the Accrued Rights) on or after the date of termination of Executive's employment.

VI.General Provisions

A. Employment Agreement.  The Employment Agreement is an integral part of this Agreement, and this Agreement is an integral part of the Employment Agreement.  A breach of or default under this Agreement shall constitute a material breach of the Employment Agreement; provided, however, that none of the notice requirements of the Employment Agreement shall be applicable to any actual breach of this Agreement.

B. Other Agreements.  To the extent that Executive has heretofore entered into an agreement with the Company containing confidentiality, non disclosure, non competition and/or non-solicitation provisions, this Agreement shall constitute an amendment, modification and continuation of all such agreements and obligations, which shall be deemed to be modified as provided herein.  No modification of or amendment to this Agreement, nor any waiver of rights under this Agreement, shall be effective unless it is in writing and signed by both Executive and the Company.  Any subsequent change or changes in Executive's duties, salary or compensation will not affect the validity or scope of this Agreement.

C. Agreement Ancillary to Other Agreements.  This Agreement is ancillary to and part of other agreements between the Company and the Executive, including the Employment Agreement and the Company's agreements to: (i) disclose, and to continue to disclose its Confidential Information and Trade Secrets to Executive; (ii) provide initial and continued training, education and development to Executive; (iii)  provide Executive with Confidential Information and Trade Secrets about, and the opportunity to develop close relationships with the Company's management personnel, employees, Customers, Suppliers and the employee's agents and representative of Customers and Suppliers.

D. Severability.  If one or more of the provisions in this Agreement are held to be void or unenforceable in whole or in part, the remaining provisions will continue in full force and effect.  Executive further agrees that in the event the length of time, the geographic area or definition of business activity as set forth herein, is deemed unreasonable, or otherwise unenforceable, in any court proceedings, the Executive and the Court may reform, modify or reduce such restrictions such that they are reasonable and enforceable.

E. "At Will" and Termination.  This Agreement does not alter in any way the at-will nature of employment between Executive and the Company, which may be terminated by the Company or by Executive in accordance with the terms of Executive Employment Agreement of even date herewith.

F. Choice of Law.  This Agreement shall be construed and interpreted in accordance with the laws of the State of Texas.  All obligations payable or performable hereunder shall be payable and performable at the Company's offices in Houston, Harris County, Texas.

G. Enforceability.  This Agreement shall be enforceable by the Company, and any of its successors, assigns, affiliates, subsidiaries, parent or related corporations or entities, including any person or entity to which the Company sells, transfers or assigns all or any part of its assets, or any entity to, in or with which the Company may hereafter enter into a merger transaction of any kind.  Executive shall have no right to transfer or assign Executive's rights or obligations hereunder.

H. Survival.  The provisions of this Agreement shall survive the termination of Executive's employment by the Company, regardless of how such employment is terminated.

BY SIGNING BELOW, EXECUTIVE REPRESENTS THAT EMPLOYEE HAS READ THIS CONFIDENTIALITY, NON-COMPETITION AND NON-SOLICITATION AGREEMENT CAREFULLY AND UNDERSTANDS AND AGREES TO ITS TERMS, INCLUDING THOSE LIMITING EXECUTIVE'S RIGHTS TO SOLICIT CUSTOMERS OR EXECUTIVES OF THE COMPANY.

BY EXECUTIVE:

Neil Dial

Date:

BY POWELL INDUSTRIES, INC.:

Michael A. Lucas
President & Chief Executive Officer

Date: